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                                                                   EXHIBIT 10.34

                                 E. KEITH HOVLAND
                       CONFIDENTIAL SETTLEMENT AND SEPARATION
                          AGREEMENT AND GENERAL RELEASE


         This Confidential Settlement and Separation Agreement and General Release (this "Agreement") is entered into as of the 15th day of June, 1996 (the "Effective Date"), by and between E. Keith Hovland, on the one hand, and Health Systems International, Inc., a Delaware corporation, and its affiliated entities, including Health Net and QualMed, Inc. (collectively, the "Company"), on the other hand, and sets forth the terms upon which (i) Mr. Hovland and the Company have agreed to terminate the employment of Mr. Hovland with the Company, (ii) Mr. Hovland and the Company have each agreed to release the other from any liability arising from their employment relationship and the termination of that relationship and (iii) Mr. Hovland and the Company have agreed to settle certain rights, obligations and liabilities arising under that certain employment agreement, dated August 28, 1993, by and between Mr. Hovland and the Company (the "Employment Agreement"), the provisions of which, except as otherwise set forth herein, shall not survive the termination of Mr. Hovland's employment with the Company.

         The parties agree as follows:

         1. It is mutually in the best interests of Mr. Hovland and the Company to terminate their full-time employment relationship in accordance with the terms hereof as of the close of business on June 15, 1996 (the "Employment Termination Date"), at which time Mr. Hovland's full-time employment with the Company shall cease. Mr. Hovland and the Company each acknowledge that the reasons for such termination are unrelated to any past or prospective business combination involving the Company. In accordance with the foregoing, as of the Employment Termination Date, Mr. Hovland hereby resigns from all positions as an officer, director or employee that he may hold or may have held with the Company and all subsidiaries and affiliates of the Company (collectively, the "Affiliates").

         2. As consideration for entering into this Agreement, Mr. Hovland shall receive, in full settlement as of the Employment Termination Date of any benefits to which Mr. Hovland would otherwise be entitled under the Employment Agreement or any other compensation or benefits plan, program, policy or arrangement maintained by the Company in which Mr. Hovland has at any time been a participant, the following benefits:





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         (a)     Beginning on the Employment Termination Date and continuing for a period of thirty-six (36) months thereafter (the "Severance Period"), the Company shall continue to pay to Mr. Hovland his Base Salary (as defined in the Employment Agreement) at the rate in effect immediately prior to the Employment Termination date (as adjusted during the Severance period to include the 7% annual increases provided for in the Employment Agreement). In addition, the Company shall pay Mr. Hovland his accrued Base Salary through and including the Employment Termination Date. As an alternative to such Base Salary payments during the Severance Period, Mr. Hovland may elect to receive $755,617 as a one-time lump sum payment (which represents the present value of such Base Salary payments during the Severance Period assuming a discount rate equal to 120% of the February, 1996 short-term Applicable Federal Rate of 6.4%).

         (b) On the Employment Termination Date, the Company shall pay to Mr. Hovland a lump sum equal to the sum of (i) the value of Mr. Hovland's accrued benefits (including the 78.5% premium) as of the Employment Termination Date under the Company's Supplemental Executive Retirement Program (the "SERP"), which is comprised of Mr. Hovland's account balances under (x) the Executive Deferral Plan and (y) the Supplemental Credit Plan, and (ii) $200,088 which represents an additional retirement benefit extended to Mr. Hovland in connection with the termination of his Employment Agreement. In addition, to the extent provided for under the Company's 401 (k)/Profit Sharing Plan, Mr. Hovland shall be entitled to receive a rollover distribution of his entire account balance that has vested pursuant to the terms of such plan.

         (c) The Company shall indemnify Mr. Hovland to the maximum extent permitted by the Company's Third Amended and Restated By-laws (the "By-laws") in effect as of the Effective Date, subject, however, to any other applicable law, with respect to claims or liabilities arising out of or relating to any acts, omissions or decisions undertaken by Mr. Hovland in the course and scope of his positions as an officer, director or employee of the Company or any Affiliate subject to the conditions contained in such By-laws.

         (d) As of the Employment Termination Date, the Company shall pay Mr. Hovland for his accrued but unpaid and unused vacation time.





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         (e)     As of the Employment Termination Date, Mr. Hovland shall be entitled to purchase from the Company all "knickknacks" and collectibles in his Company office for the sum of one dollar.

         (f) The Company shall provide Mr. Hovland with any forms or applications necessary for him to receive the payments provided for under this Agreement.

         (g) Notwithstanding anything to the contrary herein, none of the benefits otherwise payable pursuant to subsections (a) through
                 (e) of this Section 2 shall become payable unless Mr. Hovland does not revoke this Agreement pursuant to Section 10 hereof, such that the provisions of Sections 3 and 4 below shall be effective as of the Employment Termination Date.

         (h) Mr. Hovland shall also be entitled to continue to be covered during the Severance Period by all medical, health and accident insurance or other such health care arrangements. at the same coverage level maintained immediately prior to the date of Mr. Hovland's termination. In the event Mr. Hovland is ineligible under the terms of such insurance or other such health care arrangements to continue to be so covered, the Company shall provide Mr. Hovland with substantially equivalent coverage through other sources or will provide Mr. Hovland with a lump sum payment equal to the agreed upon present value of the continuation of such health insurance or other such health care arrangements to which Mr. Hovland is entitled under this section. In addition, as an alternative to all of the continued coverages during the Severance Period described above in this Section 2(h), Mr. Hovland may elect to receive $12,142 as a one-time, lump sum payment (which represents the present value of such coverages during the Severance Period assuming a discount rate equal to 120% of the February, 1996 short-term Applicable Federal Rate of 6.4%).

         3. Except for the rights and obligations of the parties set forth herein, all of which shall survive the execution of this Agreement and the receipt by the parties of the consideration provided for herein, and as a material inducement to enter into this Agreement, Mr. Hovland hereby knowingly and voluntarily, fully and finally releases, acquits, and forever discharges the Company, any Affiliates, and their past and present officers, directors, shareholders, partners, trustees, beneficiaries, managers, employees, attorneys, agents, successors or assigns (collectively, the "Company Released Parties"), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, that he had, now has, or may hereafter claim to have against the Company Released Parties as of the Effective Date arising out of or relating in any way to Mr. Hovland's relationship with the Company as an employee, officer or director, and the termination of such employment, or to any other matter, event or cause





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whatsoever arising on or before the date of this Agreement, whether or not previously asserted before any state or federal court or before any state, federal or regulatory agency or governmental entity. This release expressly extends to without limiting the generality of the foregoing, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the California Fair Employment and Housing Act, as amended, the United States Constitution, any state constitutions and any other federal, state or local statute, regulation or ordinance governing the employment relationship.

         4. Mr. Hovland represents that he has not brought or joined in any claim, charge or action against the Company Released Parties, or any of them, and agrees that he shall not bring or join in any claim, charge or action, arising out of, based upon or relating to the matters released hereunder.

         5. Except for the rights and obligations of the parties set forth herein, all of which survive the execution of this Agreement and the receipt by the parties of the consideration provided for herein, and as a material inducement to enter into this Agreement, the Company, on behalf of itself, the Affiliates and their Affiliates and their officers and directors (in their capacity as officers or directors of the Company), agents, employees, successors and assigns likewise hereby knowingly and voluntarily, fully and finally releases, acquits, and forever discharges Mr. Hovland and his agents, attorneys, employees, successors, heirs, beneficiaries or assigns (the
"Employee Released Parties"), to the extent permitted by law, from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, that it had, now has, or may hereafter claim to have against the Employee Released Parties arising out of or relating in any way to Mr. Hovland's relationship with the Company as an employee, officer or director, and the termination of such employment, or any other matter, event or cause whatsoever arising on or before the date of this Agreement, whether or not previously asserted before any state or federal court or before any state, federal or regulatory agency or governmental entity. Notwithstanding the generality of the foregoing, nothing contained herein shall release Mr. Hovland from any claim relating to the breach by Mr. Hovland of any confidentiality agreements with the Company or any Affiliate, or the obligations set forth herein.

         6. The Company represents that it has not brought or joined in any claim, charge or action against the Employee Released parties, or any of them, and agrees that it shall not bring or join in any claim, charge or action, arising out of, based upon or relating to the matters released hereunder.

         7. It is expressly understood and agreed that there are no claims or provisions or liabilities other than those set forth or otherwise referenced in this Agreement and that the provision for payment as hereinabove set forth is not, and shall not be construed to be, an admission of liability of any person, firm, or corporation; but that Mr. Hovland and the Company





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Released Parties are settling and compromising all matters and claims in connection with their employer-employee relationship, as to which each of the Company Released Parties and the Employee Released Parties denies any liability. With respect to the said settlement, Mr. Hovland covenants and agrees (both on behalf of himself and all other parties releasing claims against the Company under Section 3) that he shall forever refrain from initiating, prosecuting, maintaining or pressing any action, suit or claim in any jurisdiction against the Company Released Parties, based on his employment or holding of any office with the Company or any Affiliate or the termination thereof, with respect to the matters released hereunder, with the exception of proceedings to enforce the terms of this Agreement. With respect to the said settlement, the Company covenants and agrees (both on behalf of itself and all other parties releasing claims against Mr. Hovland under Section 5) forever to refrain from initiating, prosecuting, maintaining or pressing any action, suit or claim in any jurisdiction against Mr. Hovland, based on his employment with the Company or any Affiliate or the termination thereof, with respect to the matters released hereunder, with the exception of proceedings to enforce the terms of this Agreement.

         8. The Company (on behalf of itself, the Affiliates and their officers and directors (in their capacity as officers or directors of the Company), agents, employees, successors and assigns) and Mr. Hovland each represent and warrant that there has been no assignment or other transfer of any interest in any claim they may have against any of the parties released herein, or any of them, and each agrees to indemnify and hold harmless such released parties, and each of them, from any liability, claims, demands, damages, costs, expenses, and attorneys' fees incurred by such released parties, or any of them, as a result of any such assignment or transfer.

         9. Notwithstanding anything to the contrary in the Employment Agreement, in the event of any action or proceeding of any sort arising from or relating to this Agreement, the prevailing party shall be entitled to recover his or its reasonable attorneys' fees and costs incurred therein.

         10. Mr. Hovland represents and acknowledges that he is aware that he has the right to review this Agreement and, specifically, the release provisions, with legal counsel of his choice prior to signing the Agreement, and that he has done so. Mr. Hovland further represents and acknowledges that he is aware that he has twenty-one (21) days during which to consider the provisions of this Agreement, although he may sign and return the Agreement sooner, that he has the right to revoke the Agreement for a period of seven (7) days after signing it, and that the Agreement shall not become effective or enforceable until such seven (7) day revocation expires without revocation. Except as otherwise provided herein, neither Mr. Hovland, on the one hand, nor the Company, on the other hand, shall have any obligation toward the other under any other agreement relating to the matters described herein; provided, however, that in the event of a revocation pursuant to this Section 10, Mr. Hovland shall retain his rights under Section 4(a) of





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the Employment Agreement with respect to the termination of his employment with the Company.

         11. Each of the parties hereto represents that this Agreement has been carefully read To by him or it and that he or it knows and understands the contents hereof. Each of the parties has received independent legal advice from attorneys of his or its choice with respect to the preparation, review and advisability of executing this Agreement. Each of the parties further represents and acknowledges that he or it has freely and voluntarily executed this Agreement after independent investigation and without fraud, duress, or undue influence and that in executing this Agreement he or it does not rely and has not relied upon any representation or statement not set forth herein made by the other party or by any of the other party's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

         12. This Agreement will be governed by and construed and enforced under the laws of the State of Colorado, without regard to its conflict of laws rules.

         13. While the provisions contained in this Agreement are considered by the parties to be reasonable in all circumstances, it is recognized that provisions of the nature in question may fail for technical reasons and accordingly, it is hereby agreed and declared that if any one or more of such provisions shall either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company or Mr. Hovland, but would be valid if any particular restriction or provisions were deleted or restricted or limited in a particular manner or if the period or area thereof were reduced or curtailed, then the said provisions shall apply with such deletion, restriction, limitation, reduction, curtailment, or modification as may be necessary to make them valid and effective.

         14. This Agreement constitutes the entire agreement relating to the matters set forth herein between the parties who have executed it and supersedes any and all other agreements (including but not limited to the Employment Agreement), understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The parties to this Agreement each acknowledge, except as otherwise set forth herein, that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty, and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including but not limited to, any purported supplements, modifications, waivers or termination of this Agreement shall be valid or binding, unless executed in writing by all of the parties to this Agreement.





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         15.     All amounts payable hereunder shall be subject to such
withholding taxes as may be required by law.

         16. The provisions of this Agreement shall be binding upon the Company and Mr. Hovland and their respective successors, assigns, heirs and legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement on form and substance satisfactory to Mr. Hovland, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in Section 16, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         17. In the event that any payment received by Mr. Hovland or paid by the Company on behalf of Mr. Hovland under this Agreement or under any other plan, arrangement or agreement with the Company or any person whose actions result in a change in control of the Company or any person affiliated with the Company or such person (collectively, the "Total Payments") will be subject to any excise tax (the "Excise Tax") imposed by Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code") or any similar provisions imposed by applicable state law, or any interest or penalties with respect to such Excise Tax, the Company shall pay to Mr. Hovland an additional amount (the "Gross-Up Payment") such that the net amount retained by Mr. Hovland, after deduction of any Excise Tax or any interest or penalties with respect to such Excise Tax on the Total Payments and any federal, state and local income, excise and/or other taxes upon the Gross-Up Payment provided for by this Section 17, shall be equal to the Total Payments.

                 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of
Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.





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                 For purposes of determining the amount of the Gross-Up
Payment, Mr. Hovland shall be deemed to pay federal income and other taxes at the highest applicable marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and other taxes at the highest applicable marginal rate of taxation in the state and locality of Mr. Hovland's residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal incomes taxes which could be obtained from deduction of such state and local taxes and any other taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Mr. Hovland shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and other taxes imposed on the Gross-Up Payment being repaid by Mr. Hovland to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable to Mr. Hovland with respect to such excess), at the time that the amount of such excess is finally determined. Mr. Hovland and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

                 The Gross-Up Payment payable pursuant to this Section 17 shall be payable on the earlier of (i) the date the Company is required to withhold the Excise Tax pursuant to Section 4999 of the Code or (ii) the date Mr. Hovland is required to pay the Excise Tax.

                 Mr. Hovland shall notify the Company of any audit or review by the Internal Revenue Service of Mr. Hovland's federal income tax return for any period in which a payment under this Agreement is made within ten (10) days of Mr. Hovland's receipt of such audit or review. In addition, Mr. Hovland shall also notify the Company of the final resolution of such audit or review within ten (10) days of such resolution.

         18. Each of the parties covenants and agrees that neither he nor it nor his or its attorneys or representatives shall reveal to anyone, except his spouse (if any), accountants and attorneys, any of the terms of this Agreement, except as may be mutually agreed upon in writing or otherwise required by law (including requirements of the Securities and Exchange Commission and stock exchange rules with respect to reporting the termination of Mr. Hovland's status as an employee, director and officer of the Company or its Affiliates) or court order.





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         19.     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have set their hand as of the date first written above.


                                  HEALTH SYSTEMS INTERNATIONAL, INC.


                                  By: /s/ MICHAEL E. JANSEN
                                     ---------------------------------
                                          Michael E. Jansen
                                          Vice President, Assistant General
                                          Counsel and Assistant Secretary

                                   /s/ E. KEITH HOVLAND
                                  ------------------------------------
                                       E. Keith Hovland






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